UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 18, 2004

Solomon Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50532	52-1812208
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 L & R Industrial Boulevard

Tarpon Springs, Florida 34689

(Address of principal executive office, including zip code)

(727) 934-8778

(Telephone number, including area code)

Item 5.	Other Events and Regulation FD Disclosure

On February 18, 2004, we entered into a non-binding letter of intent with Woodlaken LLC, a Connecticut-based private equity fund, for a proposed investment in our company of up to $1,500,000. The proposed transaction contemplates that Woodlaken and certain other investors would receive one restricted share of a newly designated preferred stock and two common stock purchase warrants for each dollar invested.

Each share of preferred stock would (i) pay cumulative annual dividends at $.08 per share, (ii) have a liquidation value of $4.00 per share for the first year, $5.00 per share for the second year and $6.00 per share thereafter, and (iii) be convertible into one share of common stock. The preferred stockholders would be allowed to vote with common stockholders on an “as converted” basis and would be entitled to elect three out of five members of our board of directors. The closing of the transaction is subject to several conditions, including the negotiation and execution of definitive agreements, the conversion to equity of the sole secured lender’s promissory note on terms satisfactory to Woodlaken, and a public trading market for our common stock.

We can not assure that this transaction will be completed or, that if completed, will be on substantially the same terms as set forth above.

SIGNATURE

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: February 23, 2004	Solomon Technologies, Inc. By: /s/ DAVID E. TETHER David E. Tether Chief Executive Officer